UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 6, 2009

_____________________

MONACO COACH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way,
Coburg, Oregon 97408
 (Address of principal executive offices, including zip code)

(541) 686-8011
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 6, 2009, the New York Stock Exchange. (“NYSE”) notified Monaco Coach Corporation (the “Company”) that the Company had fallen below the NYSE’s continued listing standard relating to minimum share price.  Rule 802.01C of the NYSE’s Listed Company Manual requires that the Company’s common stock have a minimum average closing stock price of not less than $1.00 over 30 consecutive trading days.

The Company intends to notify the NYSE that it will seek to cure the deficiency.  The Company must bring its share price and average share price back above $1.00 within six months from the receipt of the NYSE notice, to regain compliance with the NYSE’s minimum average closing price requirement, or it will be subject to suspension and delisting procedures. Under the NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the cure period, subject to the Company’s compliance with other NYSE continued listing requirements.

In addition, in the same communication, the NYSE observed that the Company’s average market capitalization over a recent 30 consecutive trading day period was below the NYSE minimum quantitative continued listing criteria of $25 million.  While this is normally grounds for immediate suspension and delisting under Rule 802.01B, the NYSE has advised the Company that it is continuing to assess the Company’s listing status in connection with this deficiency, and the Company cannot predict whether or when the NYSE may take action with respect to this matter.

As required under NYSE rules, the Company has also issued a press release regarding these developments, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONACO COACH CORPORATION

Date: January 12, 2009	/s/ P. Martin Daley
P. Martin Daley Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated January 12, 2009.